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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-_____) pertaining to the USinternetworking, Inc. Amended and Restated 1998 Stock Option Plan, of our report dated January 24, 2000, (except for Note 21, as to which the date is March 3, 2000), with respect to the consolidated financial statements of USinternetworking, Inc. for the year ended December 31, 1999 and for the period from January 14, 1998 (date of inception) through December 31, 1998, included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP

Baltimore, Maryland
April 18, 2000